                                                       Rule 424(b)(5)
                                                       Registration No. 33-49195
PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated February 5, 1996)

                                 $400,000,000

              [LOGO OF PHILIP MORRIS COMPANIES INC. APPEARS HERE]

                         PHILIP MORRIS COMPANIES INC.

                             6 3/8% NOTES DUE 2006

                               ----------------

  Interest on the 6 3/8% Notes Due 2006 (the "Notes") is payable semiannually on February 1 and August 1 of each year, beginning August 1, 1996. The Notes may not be redeemed by the Company prior to maturity and do not provide for any sinking fund.

  The Notes will be represented by one or more Global Notes (collectively, the "Global Note") registered in the name of the nominee of The Depository Trust Company (the "Depository"). Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (in respect of its participants) and by its participants. See "Certain Terms of the Notes--Book-Entry System". Except as described in the Prospectus, Notes in definitive form will not be issued. See "Description of Debt Securities--Global Securities" in the Prospectus. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore settle in immediately available funds. See "Certain Terms of the Notes--Same-Day Settlement and Payment" in this Prospectus Supplement.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                 Price to        Underwriting       Proceeds to
                                 Public(1)        Discount(2)     Company(1) (3)
--------------------------------------------------------------------------------
Per Note....................      99.925%            .600%            99.325%
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Total.......................   $399,700,000       $2,400,000       $397,300,000

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(1) Plus accrued interest from February 1, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933.
(3) Before deducting expenses payable by the Company estimated to be $250,000.

                               ----------------

  The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters, and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the facilities of The Depository Trust Company on or about February 8, 1996.

                               ----------------
MERRILL LYNCH & CO.

                GOLDMAN, SACHS & CO.

                               LEHMAN BROTHERS

                                           SALOMON BROTHERS INC

                               ----------------

          The date of this Prospectus Supplement is February 5, 1996.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           CERTAIN TERMS OF THE NOTES

  The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus as "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

  The Notes will be limited to $400,000,000 aggregate principal amount and will mature on February 1, 2006. The Notes will bear interest at the rate per annum shown on the cover of this Prospectus Supplement from February 1, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on February 1 and August 1 of each year, commencing August 1, 1996, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on January 15 or July 15, as the case may be, next preceding such Interest Payment Date. (Sections 301 and 307). The Notes may not be redeemed at the option of the Company prior to maturity and do not provide for any sinking fund. The Notes will be issued in denominations of $1,000 and integral multiples thereof.


BOOK-ENTRY SYSTEM

  The Notes will be issued in the form of one or more fully registered Global Notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York and registered in the name of the Depository's nominee.

  The Depository has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

  Principal and interest payments on the Notes registered in the name of the Depository's nominee will be made by the Trustee to the Depository's nominee as the registered owner of the Global Note. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest on the Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Note. The Depository has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depository.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading in the Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the terms agreement and related underwriting agreement (collectively the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc. and Salomon Brothers Inc are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective amount of the Notes set forth after its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                     PRINCIPAL
          UNDERWRITER                                                  AMOUNT
          -----------                                               ------------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated........................................  $ 91,250,000
     Goldman, Sachs & Co. ........................................    91,250,000
     Lehman Brothers Inc. ........................................    91,250,000
     Salomon Brothers Inc ........................................    91,250,000
     ABN AMRO Securities (USA) Inc. ..............................     5,000,000
     Chemical Securities Inc. ....................................     5,000,000
     Citicorp Securities, Inc. ...................................     5,000,000
     Deutsche Morgan Grenfell/C.J. Lawrence Inc. .................     5,000,000
     UBS Securities Inc. .........................................     5,000,000
     Doley Securities, Inc. ......................................     2,000,000
     Guzman & Company.............................................     2,000,000
     Pryor, McClendon, Counts & Co., Inc. ........................     2,000,000
     Muriel Siebert & Co., Inc. ..................................     2,000,000
     Utendahl Capital Partners, L.P. .............................     2,000,000
                                                                    ------------
              Total...............................................  $400,000,000
                                                                    ============

  The Representatives have advised the Company that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a selling concession not in excess of .35% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Representatives have advised the Company that certain of the Underwriters intend to make a market in the Notes; however, they are not obligated to do so, and market making with respect to the Notes may be discontinued at any time without notice. There can be no assurance that an active public market for the Notes will develop.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of such liabilities.

  Certain of the Underwriters have provided from time to time, and expect to provide in the future, financial advisory and investment banking services to the Company and its affiliates, for which such Underwriters have received and will receive customary fees and commissions. Certain of the Underwriters are also affiliated with commercial banking institutions that have agreed in the ordinary course of their business to loan money to, and have other customary banking relationships with, the Company and its affiliates.

PROSPECTUS

              [LOGO OF PHILIP MORRIS COMPANIES INC. APPEARS HERE]

                         PHILIP MORRIS COMPANIES INC.

                               Debt Securities,

                     Warrants to Purchase Debt Securities

                                      and

                               Currency Warrants

                               ----------------

  Philip Morris Companies Inc. (the "Company") intends to offer from time to time up to $2,237,550,000 aggregate principal amount of its debt securities (the "Debt Securities") or warrants to purchase the Debt Securities (the "Debt Warrants") and up to $100,000,000 of options, warrants or other rights relating to foreign currency exchange rates (the "Currency Warrants"). The Debt Securities, Debt Warrants and Currency Warrants will be offered in one or more separate series or issues in amounts, at prices, in currencies or currency units and on terms to be determined at the time of offering. The Debt Warrants may be offered with the Debt Securities or separately. The Currency Warrants may be offered only in conjunction with an offering of Debt Securities. See "Plan of Distribution".

  The Debt Securities, the Debt Warrants and the Currency Warrants will be unsecured and will rank equally with all other unsecured senior indebtedness of the Company.

  Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Bearer Securities will not be offered or sold to persons who are within the United States or to United States persons. See "Limitations on Issuance of Bearer Securities".

  The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, and any redemption or repayment terms, the currency, currencies or currency unit or units in which the Debt Securities shall be payable (and similar information with respect to the Debt Securities purchasable upon exercise of each Debt Warrant), the terms of the Debt Warrants, including the exercise price, detachability, expiration date and other terms, the terms of the Currency Warrants, including the procedures and conditions relating to exercise, expiration date and other terms, and any initial public offering price, the net proceeds to the Company, the names of, and the principal amount of Debt Securities or number of Debt Warrants or Currency Warrants to be purchased by or through, underwriters, dealers or agents, if any, the compensation of such persons and other special terms in connection with the offering and sale of the applicable series of the Debt Securities, the Debt Warrants and the Currency Warrants, as the case may be, in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement").

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 5, 1996

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE DEBT SECURITIES, DEBT WARRANTS OR CURRENCY WARRANTS IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and definitive proxy or information statements filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the
Commission: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can also be inspected and acquired at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission, Washington, D.C., registration statements on Form S-3 (together with all amendments and exhibits, the "Registration Statements") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Debt Securities, Debt Warrants and Currency Warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Debt Securities, Debt Warrants, Currency Warrants and the Company, reference is made to the Registration Statements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated herein by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995; and (iii) the Company's Current Reports on Form 8-K dated January 26, 1995 and February 1, 1996.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities, Debt Warrants and Currency Warrants shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Philip Morris Companies Inc., 120 Park Avenue, New York, New York 10017, Attention:
Secretary (telephone (212) 880-5000).

                                  THE COMPANY

GENERAL

  The Company is a holding company whose principal wholly-owned subsidiaries, Philip Morris Incorporated, Philip Morris International Inc., Kraft Foods, Inc. and Miller Brewing Company, are engaged primarily in the manufacture and sale of various consumer products. A wholly-owned subsidiary of the Company, Philip Morris Capital Corporation ("PMCC"), engages in various financing and investment activities. As used herein, unless the context indicates otherwise, the term "Company" means Philip Morris Companies Inc. and its subsidiaries. The Company is the largest consumer packaged goods company in the world.*

  Philip Morris Incorporated ("Philip Morris U.S.A.") and its subsidiaries and affiliates are engaged primarily in the manufacture and sale of cigarettes. Philip Morris U.S.A. is the largest cigarette company in the United States. Philip Morris International Inc. ("Philip Morris International") is a holding company whose subsidiaries and affiliates and their licensees are engaged primarily in the manufacture and sale of tobacco products (mainly cigarettes); certain Latin American subsidiaries and affiliates manufacture and sell a wide variety of food products. A subsidiary of Philip Morris International is the leading United States exporter of cigarettes. Marlboro, the principal cigarette brand of these companies, has been the world's largest selling cigarette brand since 1972.

  The Company's food subsidiary, Kraft Foods, Inc. ("Kraft"), is the largest processor and marketer of retail packaged foods in the United States. A wide variety of grocery, coffee, cheese, confectionery and processed meat products are manufactured and marketed by Kraft in Europe, Canada and the Asia/Pacific region.

  Miller Brewing Company ("Miller") is the second largest brewing company in the United States.

OTHER

  The Company is a legal entity separate and distinct from Philip Morris U.S.A., Philip Morris International, Kraft, Miller, PMCC and its other subsidiaries. Accordingly, the right of the Company, and thus the right of the Company's creditors and stockholders, to participate in any distribution of the assets or earnings of any subsidiary is subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized. As a holding company, the Company's principal source of funds is dividends from its subsidiaries. The Company's principal wholly-owned subsidiaries currently are not limited by long-term debt or other agreements in their ability to pay cash dividends or to make other distributions with respect to their common stock.

           RISK FACTORS RELATING TO CURRENCIES AND CURRENCY WARRANTS

  Debt Securities denominated or payable in foreign currencies and Currency Warrants may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved, and in the case of any Currency Warrants, the particular form of such Currency Warrants. These risks will be more fully described in the Prospectus Supplement relating thereto.

                                USE OF PROCEEDS

  Except as may be set forth in the Prospectus Supplement, the Company intends to use the proceeds from the sale of the Debt Securities, Debt Warrants and Currency Warrants and the proceeds, if any, from the exercise of Debt Warrants and Currency Warrants, after payment of expenses and any costs incurred by the Company in hedging its currency risks with respect to any Currency Warrants, for general corporate purposes and to refinance existing short-term and long-term borrowings. At December 31, 1995, outstanding short-term and long-term borrowings of the Company carried a weighted average interest rate of 7.7% and 7.6%, respectively.
--------
* References to the Company's competitive ranking in its various businesses are based on sales data or, in the case of cigarettes and beer, shipments.

  The Company expects to issue additional long-term and short-term debt from time to time. The nature and amount of the Company's long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time as a result of business requirements, market conditions and other factors.

                        SELECTED FINANCIAL INFORMATION

HISTORICAL FINANCIAL STATEMENT DATA

  The following consolidated summary information with respect to the Company is based upon, and should be read in conjunction with, the consolidated financial statements of the Company included or incorporated by reference in the documents described under "Incorporation of Certain Documents by Reference".

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1994
                                                                 ----    ----
                                                                 (IN MILLIONS)
Earnings Data
  Operating revenues........................................... $66,071 $65,125
  Interest and other debt expense, net (consumer products).....   1,179   1,233
  Earnings before income taxes and cumulative effect of
   accounting changes..........................................   9,347   8,216
  Earnings before cumulative effect of accounting changes......   5,478   4,725
  Net earnings.................................................   5,450   4,725
Balance Sheet Data
  Working capital (consumer products).......................... $   606 $   943
  Total assets
    Consumer products..........................................  48,180  47,456
    Financial services and real estate.........................   5,631   5,193
  Short-term debt
    Consumer products (including current portion of long-term
     debt).....................................................   2,048     893
    Financial services and real estate . . ....................     671     604
  Long-term debt
    Consumer products..........................................  12,324  14,085
    Financial services and real estate.........................     783     890
  Stockholders' equity.........................................  13,985  12,786
Cash Flow Data
  Net cash provided by operating activities
    Consumer products.......................................... $ 6,209 $ 6,611
    Financial services and real estate.........................     478     328
  Capital expenditures (consumer products).....................   1,621   1,726
  Dividends paid...............................................   2,939   2,487
  Repurchase of outstanding stock..............................   2,111   1,532

  Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, for its non-U.S. retiree benefit plans, which requires the Company to accrue the estimated cost of retiree benefit payments, other than pensions, during employees' active service periods. The cumulative effect at January 1, 1995 of adopting SFAS No. 106 was a decrease in 1995 net earnings of $21 million. Adoption of SFAS No. 106 did not materially reduce 1995 earnings before cumulative effect of accounting changes.

  Effective January 1, 1995, the Company adopted SFAS No. 116, Accounting for Contributions Received and Contributions Made, which requires the Company to recognize an unconditional promise to make a contribution as an expense in the period the promise is made. The cumulative effect at January 1, 1995 of adopting SFAS No. 116 was a decrease in 1995 net earnings of $7 million. Adoption of SFAS No. 116 did not materially reduce 1995 earnings before cumulative effect of accounting changes.

  During 1995, the Company sold its bakery businesses and its North American margarine, specialty oils, marshmallows, caramels and Kraft Foodservice distribution businesses. In addition, several smaller international food businesses were sold. Operating revenues of these businesses for the period owned in 1995 and for the year ended December 31, 1994 were $2.0 billion and $5.9 billion, respectively.

  The Company's credit facilities include a revolving bank credit agreement which enables the Company to refinance short-term debt on a long-term basis. Accordingly, short-term debt intended to be refinanced was reclassified as long-term debt at December 31, 1995 and 1994.

RATIOS OF EARNINGS TO FIXED CHARGES

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                        1995 1994 1993 1992 1991
                                                        ---- ---- ---- ---- ----
Ratios of earnings to fixed charges.................... 7.2  6.3  4.6  6.0  4.7

  Earnings available for fixed charges represent earnings before income taxes and cumulative effect of accounting change(s) and fixed charges (excluding interest capitalized, net of amortization), reduced by undistributed earnings of less than 50% owned affiliates. Fixed charges represent interest incurred plus that portion of rental expense deemed to be the equivalent of interest.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture, dated as of August 1, 1990, as supplemented and amended by a First Supplemental Indenture dated as of February 1, 1991 and a Second Supplemental Indenture dated as of January 21, 1992 (the "Indenture") between the Company and Chemical Bank, as Trustee (the "Trustee"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statements. The following description summarizes certain provisions of the Indenture and is subject to the detailed provisions of the Indenture. Whenever any particular section of the Indenture or any term defined therein is referred to, such section or definition is incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

GENERAL

  The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that additional Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's Board of Directors. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered thereby: (i) the designation, aggregate principal amount and authorized denominations of the series; (ii) the percentage of principal amount at which the series will be issued; (iii) the date or dates on which the series will mature (or manner of determining the same); (iv) the rate or rates per annum, if any, at which the series will bear interest (or the manner of calculation thereof) and the date or dates from which such interest will accrue; (v) the times at which any interest will be payable (or manner of determining the same) and the Regular Record Dates for such Interest Payment Dates for Debt Securities which are Registered Securities; (vi) the place or places where the principal of (and premium, if any) and interest, if any, on the series will be payable and each office or agency, as described below under "Denominations, Registration and Transfer", where the Debt Securities may be presented for transfer or exchange; (vii) the currency, currencies or currency unit or units for which such Debt Securities may be purchased and the currency, currencies or currency unit or units in which the principal of (and premium, if any) and interest, if any, on such Debt Securities may be payable; (viii) the period or periods within which, and the terms and conditions upon which, an election may be made by the Company or a holder, as the case may be, for payment of the principal of (and premium, if any) and interest, if any, on the series in the currency, currencies or currency unit or units other than that in which the series is stated to be payable; (ix) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and if Bearer Securities are issued, the circumstances and places for the exchange of Bearer Securities for Registered Securities; (x) whether such Debt Securities are to be issued in the form of one or more temporary or permanent Global Securities and, if so, the identity of the Depositary for such Global Security or Securities; (xi) if a temporary Global Security is to be issued with respect to such series, whether any interest thereon payable on an interest payment date prior to the issuance of a permanent Global Security or definitive Bearer Securities will be credited to the account of the persons entitled thereto on such interest payment date;
(xii) if a temporary Global Security is to be issued with respect to such series, the terms upon which interests in such temporary Global Security may be exchanged for interests in a permanent Global Security or for definitive Debt Securities of the series and the terms upon which interests in a permanent Global Security, if any, may be exchanged for definitive Debt Securities of the series; (xiii) any mandatory or optional sinking fund or analogous provision; (xiv) the date, if any, after which, and the price or prices in the currency, currencies or currency unit or units in which, such Debt Securities are payable pursuant to any optional or mandatory redemption provisions; (xv) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Debt Security or must pay such additional amounts in respect of any Debt Security; (xvi) the terms and conditions, if any, upon which the Debt Securities of such series may be repayable prior to maturity at the option (which option may be conditional) of the holder thereof (in which case the Company will comply with the requirements of Section 14(e) and Rule 14e-1 under the 1934 Act in connection therewith, if then applicable) and the price or prices in the currency, currencies or currency unit or units in which such Debt Securities are payable; (xvii) any index used to determine the amount of payments of principal of (and premium, if any) and interest, if any, on such Debt Securities; (xviii) information with respect to book-entry procedures, if any; and (xix) any other terms of the Debt Securities not inconsistent with the Indenture. (Section 301). The Debt Securities will be unsecured and will rank equally with the Company's other unsecured senior indebtedness.

  If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of (and premium, if any) or interest, if any, on any series of Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement relating thereto.

  Some of the Debt Securities may be issued as Discounted Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any Discounted Securities will be described in the Prospectus Supplement relating thereto.

DENOMINATIONS, REGISTRATION AND TRANSFER

  The Debt Securities of a series will be issuable as Registered Securities, Bearer Securities or both. Debt Securities of a series may be issuable in the form of one or more Global Securities, as described below under "Global Securities". Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Debt Securities, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A Global Security will be issued in a denomination equal to the aggregate principal amount of Outstanding Debt Securities of the series represented by such Global Security. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denominations thereof. (Sections 201, 301, 302 and 305).

  In connection with its sale, during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under "Limitations on Issuance of Bearer Securities") and any such Bearer Security may be delivered only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Security is not being acquired by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is being acquired by or on behalf of a United States person, that such United States person is a person described in Section 1.163-5(c)(2)(i)(D)(6) of the United States Treasury regulations or is a financial institution who has purchased such Bearer Security for resale during the restricted period and who certifies that it has not acquired such Bearer Security for purposes of resale to a United States person or to a person within the United States. (Sections 303 and 304). See "Global Securities" and "Limitations on Issuance of Bearer Securities".

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. (Section 305). Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

  Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has initially appointed the Trustee as Security Registrar under the Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

  In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series selected to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption, and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed or delivered to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 305, 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check or by transfer to an account maintained by the payee outside the United States. (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001). No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by the Company or the date of delivery by the Company of the Bearer Security, a written certificate, in the form required by the Indenture, is provided to the Company stating that on such date the Bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities") or, if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person is a person described in Section 1.163-5(c)(2)(i)(D)(6) of the United States Treasury regulations or is a financial institution who has purchased such Bearer Security for resale during the restricted period and who certifies that it has not acquired such Bearer Security for purposes of resale to a United States person or to a person within the United States. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. Payments will not be made in respect of Bearer Securities or coupons appertaining thereto pursuant to presentation to the Company or its designated Paying Agents within the United States or any other demand for payment to the Company or its designated Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest, if any, on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the Company has delivered to the Trustee an opinion of counsel to that effect. (Section 1002).

  Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in the related Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series, and if the Debt Securities of a series may be issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in a Place of Payment for that series in the United States for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series, and (iii) a Paying Agent in a Place of Payment located outside the United States where (subject to applicable laws) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company may be served. (Section 1002).

  All moneys paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003).

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged for Debt Securities in definitive form, a temporary Global Security in registered form may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 305).

  The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit the accounts of persons held with it with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

  Principal, premium, if any, and interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities" below, the Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject to restrictions discussed under "Limitations on Issuance of Bearer Securities" below.

  If a Depositary for a series of Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Registered Securities of a series represented by a Global Security and, in such event, will issue Registered Securities of such series in definitive form in exchange for the Global Security representing such series of Registered Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities,
(b) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. (Section 305). See, however, "Limitations on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

  In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold or delivered during the restricted period (as defined under "Denominations, Registration and Transfer") in the United States or to United States persons (each as defined below) except to the extent permitted under Section 1.163-5(c)(2)(i)(D) of the United States Treasury regulations (the "D Rules"), and any underwriters, agents and dealers participating in the offering of such Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons, except to the extent permitted under the D Rules, nor deliver Bearer Securities within the United States.

  Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". Under Sections 165(j) and 1287(a) of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"), holders that are United States persons (as defined below), with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

  As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico). The term "United States Alien" means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

CERTAIN COVENANTS OF THE COMPANY

  Except as otherwise described in this paragraph, (i) the Company will not and will not permit any Subsidiary to create, assume, incur or suffer to be created, assumed or incurred any mortgage, lien, charge or encumbrance of any kind (herein referred to as "liens") upon any shares of stock, indebtedness or other obligation of a Subsidiary owned by the Company or another Subsidiary and (ii) the Company will not create, assume, incur or suffer to be created, assumed or incurred any lien on any materially important manufacturing facility directly owned and operated by the Company, as determined by its Board of Directors, without, in each case, making effective provision whereby all the Debt Securities shall be directly secured equally and ratably with the indebtedness or other obligations secured by such lien. This covenant does not apply to (i) certain statutory or judgment liens or other liens incurred in the ordinary course of business, (ii) liens securing indebtedness owed by a Subsidiary to the Company or another Subsidiary, (iii) in the case of liens upon any materially important manufacturing facility, liens incurred in connection with the issuance by a state or a political subdivision thereof of any securities the interest on which is exempt from federal income taxes by virtue of Section 103 of the Code, or any other laws and regulations in effect at the time of such issuance, or (iv) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, thereof. Moreover, the foregoing restriction does not apply to liens securing an aggregate amount of indebtedness, which together with the aggregate "value" of sale and leaseback transactions referred to below (other than such transactions in which debt has been retired in accordance with the following paragraph), does not exceed 5% of Consolidated Net Tangible Assets. (Section
1008).

  Sales and leasebacks by the Company of any materially important manufacturing facility are prohibited unless an amount equal to the greater of the proceeds of sale or the fair value of the property is applied to the retirement of long-term non-subordinated indebtedness for money borrowed (including the Debt Securities) of the Company, except that such sales and leasebacks are permitted to the extent that the "value" thereof plus the other secured debt referred to in the last sentence of the previous paragraph does not exceed the amount stated therein. (Section 1009).

  Consolidated Net Tangible Assets means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of the Company and its Subsidiaries after deducting goodwill, trademarks, patents, other like intangibles, and the minority interests of others in Subsidiaries. A Subsidiary is defined to mean any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries. (Section 101).

TAX REDEMPTION; SPECIAL TAX REDEMPTION

  If and to the extent specified in an applicable Prospectus Supplement, the Debt Securities of a series will be subject to redemption at any time, as a whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon publication of a notice as described below, if (x) the Company determines that (a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after a date specified in the applicable

Prospectus Supplement, the Company has or will become obligated to pay additional amounts with respect to any Debt Security of such series as described below under "Payment of Additional Amounts" or (b) on or after a date specified in the applicable Prospectus Supplement, any action has been taken by any taxing authority of, or any decision has been rendered in a court of competent jurisdiction in, the United States or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Company of independent legal counsel of recognized standing, will result in a material probability that the Company will become obligated to pay additional amounts with respect to any Debt Security of such series, and (y) in any such case the Company in its business judgment determines that such obligation cannot be avoided by the use of reasonable measures available to the Company.

  If the Company shall determine that any payment made outside the United States by the Company or any Paying Agent of principal or interest due in respect of any Bearer Security (an "Affected Security") or any coupon appertaining thereto would, under any present or future laws or regulations of the United States, be subject to any certification, information or other reporting requirement of any kind, the effect of which requirement is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity (as distinguished from, for example, status as a United States Alien) of a beneficial owner of such Affected Security of such series or coupon who is a United States Alien (other than such a requirement which (a) would not be applicable to a payment made (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, (b) can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien, provided that, in each case referred to in items (a)(ii) and
(b), payment by such custodian, nominee or other agent to such beneficial owner is not otherwise subject to any such requirement (other than a requirement which is imposed on a custodian, nominee or other agent described in (d) of this sentence), (c) would not be applicable to a payment made by at least one other Paying Agent of the Company or (d) is applicable to a payment to a custodian, nominee or other agent of the beneficial owner who is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income for the three-year period ending with the close of its taxable year preceding the year of payment is effectively connected with a United States trade or business, or is otherwise related to the United States), the Company at its election shall either (x) redeem the Affected Securities of such series, as a whole, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption, or (y) if the conditions of the next succeeding paragraph are satisfied, pay the additional amounts specified in such paragraph. The Company shall make such determination and election as soon as practicable and give prompt notice thereof (the "Determination Notice") in the manner described under "Notices" below, stating the effective date of such certification, information or reporting requirements, whether the Company has elected to redeem the Affected Securities of such series, or to pay the additional amounts specified in the next succeeding paragraph, and (if applicable) the last date by which the redemption of the Affected Securities of such series must take place, as provided in the next succeeding sentence. If the Company elects to redeem the Affected Securities of such series, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Company shall elect by notice to the Trustee given not less than 45 nor more than 75 days before the date fixed for redemption. Notice of such redemption of the Affected Securities of such series will be given to the holders thereof not less than 30 nor more than 60 days prior to the date fixed for redemption. Notwithstanding the foregoing, the Company shall not so redeem the Affected Securities of such series if the Company shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any such requirement, in which case the Company shall give prompt notice of such determination in the manner described under "Notices" below and any earlier redemption notice shall be revoked and of no further effect. The right of the holders of Affected Securities called for redemption to exchange such Affected Securities for Registered Securities (which Registered Securities will remain Outstanding following such redemption) will terminate on the 16th day prior to the date fixed for redemption, and no further exchanges of Affected Securities for Registered Securities shall be permitted unless the Company shall have made the subsequent determination and given the notice referred to in the preceding sentence.

  If and so long as the certification, information or other reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a withholding tax, backup withholding tax or similar charge, the Company may elect to pay such additional amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirements by the Company or any Paying Agent of principal (or premium, if any) or interest, if any, due in respect of any Affected Security of such series or any coupon to a holder who certifies that the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such withholding tax, backup withholding tax or similar charge (other than a withholding tax, backup withholding tax or similar charge which (a) is the result of a certification, information or other reporting requirement described in the second parenthetical clause of the first sentence of the preceding paragraph or (b) is imposed as a result of presentation of such Affected Security or coupon for payment more than 10 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in such Affected Security or coupon to be then due and payable. In the event the Company elects to pay such additional amounts, the Company will have the right, at its sole option, at any time, to redeem the Affected Securities of such series as a whole, but not in part, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption. If the Company has made the determination described in the preceding paragraph with respect to certification, information or other reporting requirements applicable only to interest and subsequently makes a determination in the manner and of the nature referred to in such preceding paragraph with respect to such requirements applicable to principal, the Company will redeem the Affected Securities of such series in the manner and on the terms described in the preceding paragraph unless the Company elects to have the provisions of this paragraph apply rather than the provisions of the immediately preceding paragraph. If in such circumstances the Affected Securities of such series are to be redeemed, the Company shall have no obligation to pay additional amounts pursuant to this paragraph with respect to principal (or premium, if any) or interest, if any, accrued and unpaid after the date of the notice of such determination indicating such redemption, but will be obligated to pay such additional amounts with respect to interest accrued and unpaid to the date of such determination. If the Company elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Company shall promptly redeem such Affected Securities in whole but not in part. (Section 1108).

  In the event that the Company elects or is required to redeem the Debt Securities of such series pursuant to the provisions set forth in the preceding three paragraphs, the Company shall deliver to the Trustee a certificate, signed by an authorized officer, stating that the Company is entitled to redeem the Debt Securities of such series pursuant to their terms.

  Notice of intention to redeem the Debt Securities of such series and all other notices in accordance with the provisions of the preceding paragraphs will be given in accordance with "Notices" below. In the case of a redemption, notice will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

PAYMENT OF ADDITIONAL AMOUNTS

  If and to the extent specified in an applicable Prospectus Supplement, the Company will, subject to the exceptions and limitations set forth below, pay to the holder of any Debt Security or coupon who is a United States Alien such additional amounts as may be necessary in order that every net payment on such Debt Security or coupon, after withholding by the Company or any of its Paying Agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein) will not be less than the amount provided for in such Debt Security or in such coupon to be then due and payable. However, the Company will not be required to make any payment of additional amounts for or on account of:

    (1) any tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen, resident or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein, or (ii) such holder's present or former status as a personal holding company, foreign personal holding company, controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

    (2) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Debt Security or coupon for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

    (3) any estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or other governmental charge;

    (4) any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a Debt Security or coupon;

    (5) any tax, assessment or other governmental charge imposed on a holder of a Debt Security or coupon that actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code or that is a controlled foreign corporation related to the Company through stock ownership;

    (6) any tax, assessment or other governmental charge imposed as a result of the failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Debt Security or coupon, if such compliance is required by statute, or by regulation of the United States, as a precondition to relief or exemption from such tax, assessment or other governmental charge;

    (7) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment on a Debt Security or coupon if such payment can be made without such withholding by at least one other Paying Agent;

    (8) any tax, assessment or other governmental charge imposed with respect to payments on any Registered Security by reason of the failure of the holder to fulfill the statement requirement of Section 871(h) or Section 881(c) of the Code; or

    (9) any combination of items (1), (2), (3), (4), (5), (6), (7) and (8);

nor will additional amounts be paid with respect to any payment on a Debt Security or coupon to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income for federal income tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Debt Security or coupon. (Section 1012).

MERGERS AND SALES OF ASSETS BY THE COMPANY

  The Company may consolidate or merge with or into any other corporation, and the Company may sell or transfer all or substantially all of its assets to another corporation, provided, among other things, that (a) the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of (and premium, if any) and interest, if any, on the Debt Securities and the performance and observance of the Indenture, (b) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) certain other conditions are met. (Section 801).

  Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with the preceding paragraph, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall be substituted for the Company with the same effect as if such successor corporation had been named as the Company. Thereafter the Company shall be relieved of all obligations and covenants under the Indenture and the Company may thereupon or any time thereafter be dissolved, wound up, or liquidated. (Section 802).

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of any instalment of interest on any Debt Securities in such series and any related coupons for 30 days after becoming due; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Securities in such series when due; (iii) default in the performance of any other covenant for 90 days after notice; (iv) involuntary acceleration of the maturity of other indebtedness of the Company for money borrowed in excess of $50,000,000 which acceleration shall not be rescinded or annulled, or which indebtedness shall not be discharged, within 10 days after notice; (v) entry of certain court orders which would require the Company to make payments exceeding $50,000,000 and where 60 days have passed since the entry of the order without it having been satisfied or stayed; and (vi) certain events of bankruptcy, insolvency or reorganization. (Section 501). If an Event of Default shall occur and be continuing with respect to a series of Debt Securities, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series may declare the entire principal amount, or, in the case of Discounted Securities, such lesser amount as may be provided for in such Discounted Securities, of all the Debt Securities of such series to be immediately due and payable. (Section 502).

  The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to a particular series of Debt Securities, give the holders of the Debt Securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest, if any, on any of the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the Debt Securities of such series. (Section 602).

  The Company is required to furnish the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section
1006).

  The holders of a majority in principal amount of a particular series of Debt Securities outstanding have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such series or exercising any trust or power conferred on the Trustee, and to waive certain defaults. (Sections 512 and 513). The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603).

  A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

  If, for the purpose of obtaining a judgment in any court with respect to any obligation of the Company under any Debt Security or any related coupon, it becomes necessary to convert into any other currency or currency unit any amount in the currency or currency unit due under such Debt Security or coupon, the conversion will be made by the Currency Determination Agent at the Market Exchange Rate in effect on the date of entry of the judgment (the "Judgment Date"). If pursuant to any such judgment, conversion is made on a date (the "Substitute Date") other than the Judgment Date and a change has occurred between the Market Exchange Rate in effect on the Judgment Date and the Market Exchange Rate in effect on the Substitute Date, the Indenture requires the Company to pay such additional amounts (if any) as may be necessary to ensure that the amount paid is equal to the amount in such other currency or currency unit which, when converted at the Market Exchange Rate in effect on the Judgment Date, is the amount then due under such Debt Security or coupon. The Company will not, however, be required to pay more in the currency or currency unit due under such Debt Security or coupon at the Market Exchange Rate in effect when payment is made than the amount of currency or currency unit stated to be due under such Debt Security or coupon, and the Company will be entitled to withhold (or be reimbursed for, as the case may be) any excess of the amount actually realized upon any such conversion over the amount due and payable on the date of payment. (Section 516).

SATISFACTION AND DISCHARGE

  Except as may otherwise be set forth in the Prospectus Supplement relating to a series of Debt Securities, the Indenture provides that the Company shall be discharged from its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency, currencies or currency unit or units in which the Debt Securities of such series are payable to pay the principal of (and premium, if any) and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest, if any, on which are fully guaranteed by, the government which issued the currency, and are payable in the currency, in which the Debt Securities of such series are payable, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (iii) such amount equal to the amount referred to in clause (i) or (ii) in any combination of currency or currency unit or government obligations, (b) the Company has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of mutilated, destroyed, lost or stolen Debt Securities, and shall look only to such deposited funds or obligations. (Sections 401 and 403).

  Such discharge may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of discharge. Prospective investors are urged to consult their own tax advisors as to the specific consequences of discharge.

DEFEASANCE OF CERTAIN OBLIGATIONS

  If the terms of the Securities of any series so provide, the Company may omit to comply with the restrictive covenants in Section 801 ("Company May Consolidate, Etc., Only on Certain Terms"), Section 1008 ("Limitations on Liens") and Section 1009 ("Sale and Leaseback Transactions") and any such omission with respect to such Sections shall not be an Event of Default with respect to the Securities of such series, if (a) the Company deposits or causes to be deposited with the Trustee for the Securities of such series in trust an amount of (i) cash in the currency or currency unit in which the Securities of such series are payable (except as otherwise specified with respect to the Securities of such series), (ii) government obligations of the type referred to under "Satisfaction and Discharge" or (iii) a combination of such cash and government obligations, which amount, in the case of (ii) or (iii), together with the predetermined and certain income to accrue on any such government obligations when due (without the consideration of any reinvestment thereof), is sufficient to pay and discharge when due the entire indebtedness on all such Outstanding Securities of such series and any related coupons for unpaid principal (and premium, if any) and interest, if any, to the Stated Maturity or any Redemption Date, as the case may be and (b) certain other conditions are met. The obligations of the Company under the Indenture with respect to the Securities of such series, other than with respect to the covenants referred to above shall remain in full force and effect. (Section 1011).

MEETINGS, MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of more than 50% in principal amount of the Outstanding Debt Securities of each series issued under the Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest, if any, on any Debt Security, (b) reduce the principal amount of (or premium, if any) or interest, if any, on any Debt Security, (c) change any obligation of the Company to pay additional amounts as set forth under "Payment of Additional Amounts", (d) reduce the amount of principal of a Discounted Security payable upon acceleration of the Maturity thereof, (e) change the Place of Payment, (f) change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any Debt Security,
(g) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902).

  The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010). The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series and any coupons appertaining thereto waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of that series affected. (Section 513).

  The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302). Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Section
1304).

NOTICES

  Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, notices to holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in The Wall Street Journal, the Financial Times and the Luxemburger Wort. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Sections 101 and 106).

TITLE

  Title to any temporary Global Security, any permanent Global Security, any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

GOVERNING LAW

  The Indenture and the Debt Securities are governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

  The Company and its subsidiaries have customary banking relationships with Chemical Bank, which is the Trustee under the Indenture. As of March 31, 1988, the Company had issued pursuant to an Indenture dated as of December 1, 1985 between the Company and Chemical Bank, the following securities which are still outstanding as of the date hereof: its 7 1/2% Notes Due 1996 and its 8 3/8% Sinking Fund Debentures Due 2017. Subsequent to March 31, 1988, the Company has issued pursuant to an Amended and Restated Indenture, dated as of April 1, 1988, amending, restating and supplementing an Indenture dated as of December 1, 1985 between the Company and Chemical Bank, the following securities which are still outstanding as of the date hereof: its 9% Notes Due 1998, its 8 7/8% Notes Due 1996, its 8 3/4% Notes Due 1996, its 9 1/4% Notes Due 2000, its 9 3/4% Notes Due 1997 and a Medium-Term Note, Series B, due 1997 with an interest rate of 9.65%. Subsequent to August 1, 1990, the Company has issued pursuant to an Indenture, dated as of August 1, 1990, as supplemented and amended by a First Supplemental Indenture dated as of February 1, 1991 and a Second Supplemental Indenture dated as of January 21, 1992 between the Company and Chemical Bank, the following securities which are still outstanding as of the date hereof: its 9 1/4% Notes Due 1997, its 9% Notes Due 2001, its 8 5/8% Notes Due 1999, its 8 3/4% Notes Due 2001, its 8 3/4% Notes Due June 15, 1997, its 8 1/4% Notes Due 2003, its 7 1/2% Notes Due 2002, its 7 3/8% Notes Due 1999, its 7 1/2% Notes Due 1997, its 7 3/4% Notes Due 1999, its 7 5/8% Notes Due 2002, its 7 1/8% Notes Due 2002, its 7 1/8% Notes Due 2004, its 7 1/8% Notes Due 1999, its 6 3/8% Notes Due 1998, its 7 1/4% Notes Due 2003 and its Medium-Term Notes, Series C, with interest rates ranging from 6.15% to 9.70% and maturities ranging from 1996 to 2000.

                         DESCRIPTION OF DEBT WARRANTS

  The Company may issue Debt Warrants in registered certificated form for the purchase of Debt Securities. Debt Warrants may be issued together with or separately from any Debt Securities and Currency Warrants offered by any Prospectus Supplement and, if issued together with any Debt Securities, may be attached to or separate from such Debt Securities. Debt Warrants are to be issued under Debt Warrant Agreements to be entered into between the Company and a bank or trust company, as Debt Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Debt Warrants. Copies of the forms of Debt Warrant Agreements and Debt Warrant Certificates are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the forms of Debt Warrant Agreements and Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreements and the Debt Warrant Certificates. Section references herein are references to particular provisions of the Debt Warrant Agreements. Capitalized terms used in this Description of Debt Warrants but not defined herein have the meanings ascribed to such terms in the Debt Warrant Agreements.

GENERAL

  The Prospectus Supplement will describe the terms of the Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (i) the offering price; (ii) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the Debt Warrants; (iii) if applicable, the designation and terms of the Debt Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Debt Security; (iv) if applicable, the date on and after which the Debt Warrants and the related Debt Securities will be separately transferable; (v) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Debt Warrants shall commence and the date (the "Debt Warrant Expiration Date") on which such right shall expire; (vii) federal income tax consequences; (viii) the identity of the Debt Warrant Agent; and (ix) any other terms of the Debt Warrants.

  Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement. (Section 4.01).

EXERCISE OF DEBT WARRANTS

  Each Debt Warrant will entitle its holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Debt Warrants. (Section 1.01). Debt Warrants may be exercised at any time up to 5:00 p.m., New York City time, on the Debt Warrant Expiration Date set forth in the Prospectus Supplement relating to such Debt Warrants. After such time on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by the Company), unexercised Debt Warrants will be void. (Section 2.02).

  Debt Warrants may be exercised by delivery to the Debt Warrant Agent of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Debt Warrant Certificate. Debt Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the Debt Warrant Certificate evidencing such Debt Warrants. Upon receipt of such payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants. (Section 2.03).

MODIFICATIONS

  The Debt Warrant Agreement and the terms of the Debt Warrants may be amended by the Company and the Debt Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, or in any other manner which the Company and the Debt Warrant Agent may deem necessary or desirable and which will not adversely affect the interests of the holders. (Section 6.01).

ENFORCEABILITY OF RIGHTS BY HOLDERS; GOVERNING LAW

  The Debt Warrant Agent will act solely as an agent of the Company in connection with the Debt Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Debt Warrant Certificates. (Section 5.02). Holders may, without the consent of the Debt Warrant Agent or the Trustee for the applicable series of Debt Securities, enforce by appropriate legal action, on their own behalf, their right to exercise their Debt Warrants in the manner provided in their Debt Warrant Certificates and the Debt Warrant Agreement. (Section 3.03). Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture. (Section 3.01). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Debt Warrants and the applicable Debt Warrant Agreement will be governed by and construed in accordance with the laws of the State of New York. (Section 6.04).

                       DESCRIPTION OF CURRENCY WARRANTS

  The Company may issue Currency Warrants together with Debt Securities (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from the Company the Cash Settlement Value (as hereinafter defined) in U.S. dollars of the right to purchase a designated amount of U.S. dollars for a designated amount of a specified foreign currency or currency unit (a "Base Currency"), (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to sell a designated amount of U.S. dollars for a designated amount of a Base Currency, or (c) in such other form as shall be specified in the related Prospectus Supplement. The Currency Warrants are to be issued under Currency Warrant Agreements to be entered into between the Company and a bank or trust company, as Currency Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Currency Warrants. Copies of the forms of Currency Warrant Agreements, including the forms of Currency Warrant Certificates, are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Currency Warrant Agreements and the Currency Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Currency Warrant Agreements and the Currency Warrant Certificates. Section references herein are references to particular provisions of the Currency Warrant Agreements. Capitalized terms used in this Description of Currency Warrants but not defined herein have the meanings ascribed to such terms in the Currency Warrant Agreements.

GENERAL

  The Prospectus Supplement will describe the terms of Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificate representing such Currency Warrants, including the following: (i) the offering price; (ii) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants, both puts and calls or otherwise; (iii) the formula for determining the Cash Settlement Value, if applicable, of each Currency Warrant; (iv) the procedures and conditions relating to the exercise of such Currency Warrants; (v) the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised; (vi) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (vii) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (viii) the identity of the Currency Warrant Agent; (ix) federal income tax consequences; and (x) any other terms of the Currency Warrants.

  If Currency Warrants are to be offered either in the form of Currency Put Warrants or Currency Call Warrants, an owner will receive a cash payment upon exercise only if the Currency Warrants have a Cash Settlement Value in excess of zero at that time. The spot exchange rate of the applicable Base Currency, as compared to the U.S. dollar upon exercise, will determine whether the Currency Warrants have a Cash Settlement Value on any given day prior to their expiration. The Currency Warrants are expected to be "out-of-the-money"

(i.e., the Cash Settlement Value will be zero) when initially sold and will be "in-the-money" (i.e., their Cash Settlement Value will exceed zero) if, in the case of Currency Put Warrants, the Base Currency depreciates against the U.S. dollar to the extent that one U.S. dollar is worth more than the price determined for the Base Currency in the Prospectus Supplement (the "Strike Price") or, in the case of Currency Call Warrants, the Base Currency appreciates against the U.S. dollar to the extent one U.S. dollar is worth less than the Strike Price. "Cash Settlement Value" on an Exercise Date (as such term will be defined in the related Prospectus Supplement) is an amount which is the greater of (i) zero and (ii) the amount computed, in the case of Currency Put Warrants, by subtracting from a constant, e.g. 50, or in the case of Currency Call Warrants, by subtracting such constant from, an amount equal to such a constant multiplied by a fraction, the numerator of which is the Strike Price and the denominator of which is the spot exchange rate of the Base Currency for U.S. dollars on the Exercise Date (the "Spot Rate").

BOOK-ENTRY PROCEDURES AND SETTLEMENT

  Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Currency Warrants will be issued in book-entry form and represented by a single global Currency Warrant Certificate, registered in the name of a depositary or its nominees. Owners will generally not be entitled to receive definitive certificates representing Currency Warrants. An owner's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such owner's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. (Section 1.01). Transfer of ownership of any Currency Warrant will be effected only through the selling owner's brokerage firm. Neither the Company nor the Currency Warrant Agent will have any responsibility or liability for any aspect of the records relating to beneficial ownership interests of global Currency Warrant Certificates or for maintaining, supervising or reviewing records relating to such beneficial ownership interests.

EXERCISE OF CURRENCY WARRANTS

  Except as may otherwise be provided in the Prospectus Supplement relating thereto, each Currency Warrant will entitle the owner to the Cash Settlement Value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will further be defined in the Prospectus Supplement relating thereto. (Section 2.02). If not exercised prior to 3:00 p.m., New York City time, on the fifth business day preceding the Currency Warrant Expiration Date, Currency Warrants will be deemed automatically exercised on the Currency Warrant Expiration Date. (Section 2.03).

LISTING

  Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a pre-condition to the sale of any such Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, such exchange, Currency Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective. (Section 2.03). The applicable Currency Warrant Agreement will contain a covenant of the Company not to seek delisting of the Currency Warrants from, or permanent suspension of their trading on, such exchange.

MODIFICATIONS

  The Currency Warrant Agreement and the terms of the Currency Warrants may be amended by the Company and the Currency Warrant Agent, without the consent of the owners or the registered holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the owners. (Section 6.01).

  The Company and the Currency Warrant Agent also may modify or amend the Currency Warrant Agreement and the terms of the Currency Warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised Currency Warrants affected, provided that no such modification or amendment that increases the Strike Price in the case of a Currency Call Warrant, decreases the Strike Price in the case of a Currency Put Warrant, shortens the period of time during which the Currency Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the Currency Warrants or reduces the number of outstanding Currency Warrants the consent of whose owners is required for modification or amendment of the Currency Warrant Agreement or the terms of the Currency Warrants may be made without the consent of the owners affected thereby. (Section 6.01).

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

  If at any time there shall be a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of the Company, then in any such event the successor or assuming corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Currency Warrant Agreement and in the Currency Warrants as the Company. The Company shall thereupon be relieved of any further obligation under the Currency Warrant Agreement or under the Currency Warrants, and, in the event of any such merger, consolidation, sale, transfer, conveyance or other disposition, the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated. (Section 3.02).

ENFORCEABILITY OF RIGHTS BY OWNERS; GOVERNING LAW

  The Currency Warrant Agent will act solely as an agent of the Company in connection with the issuance and exercise of Currency Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in Currency Warrants or with the registered holder thereof. (Section 5.02). Owners may, without the consent of the Currency Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their Currency Warrants. (Section 3.01). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Currency Warrants and the applicable Currency Warrant Agreement will be governed by and construed in accordance with the laws of the State of New York. (Section 6.05).

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities, the Debt Warrants and the Currency Warrants (i) through underwriters or dealers, (ii) directly to one or more institutional purchasers or (iii) through agents. The Prospectus Supplement with respect to the Debt Securities, the Debt Warrants or the Currency Warrants being offered thereby sets forth the terms of the offering thereof, including the name or names of any underwriters, their purchase price and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which they may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities, the Debt Warrants or the Currency Warrants offered thereby.

  If underwriters are used in the sale, the Debt Securities, the Debt Warrants or the Currency Warrants will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Debt Securities, the Debt Warrants or the Currency Warrants will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities, the Debt Warrants or the Currency Warrants offered by the Prospectus Supplement relating to such series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Debt Securities, Debt Warrants or Currency Warrants may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale thereof in respect of which this Prospectus is delivered is named and any commissions payable by the Company to such agent are set forth in the Prospectus Supplement relating to such series. Unless otherwise indicated in such Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

  If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Debt Securities or Debt Warrants, as the case may be, to which such Prospectus Supplement relates providing for payment and delivery on a future date specified in such Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate amount of the particular Debt Securities or Debt Warrants which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) such purchase shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Debt Securities or Debt Warrants are being sold to underwriters, the Company shall have sold to such underwriters the total amount of such Debt Securities or Debt Warrants less the amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

  Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

  Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Debt Securities.

       VALIDITY OF DEBT SECURITIES, DEBT WARRANTS AND CURRENCY WARRANTS

  The validity of the Debt Securities, Debt Warrants and Currency Warrants will be passed upon for the Company by Hunton & Williams, 200 Park Avenue, New York, New York and for any underwriter or agent by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York. Simpson Thacher & Bartlett acts as counsel in certain matters for the Company and Philip Morris Capital Corporation.

                                    EXPERTS

  The Company's consolidated financial statements included in its Current Report on Form 8-K, dated February 1, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph related to a change in 1993 in the method of accounting for postemployment benefits, of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

  The Company's consolidated financial statements and related financial statement schedule incorporated by reference or included in its Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports, which include an explanatory paragraph related to a change in 1993 in the method of accounting for postemployment benefits, of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES IN ANY JU-RISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICI-TATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND SALES MADE HEREUNDER SHALL NOT, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPO-RATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Certain Terms of the Notes................................................. S-2
Underwriting............................................................... S-3

                                  PROSPECTUS

Available Information......................................................   2
Incorporation of Certain Documents by
 Reference.................................................................   2
The Company................................................................   3
Risk Factors Relating to Currencies and
 Currency Warrants.........................................................   3
Use of Proceeds............................................................   3
Selected Financial Information.............................................   4
Description of Debt Securities.............................................   5
Description of Debt Warrants...............................................  18
Description of Currency Warrants...........................................  20
Plan of Distribution.......................................................  22
Validity of Debt Securities, Debt Warrants
 and Currency Warrants.....................................................  23
Experts....................................................................  23

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                                 $400,000,000


              [LOGO OF PHILIP MORRIS COMPANIES INC. APPEARS HERE]

                         PHILIP MORRIS COMPANIES INC.

                             6 3/8% NOTES DUE 2006

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                             PROSPECTUS SUPPLEMENT

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                              MERRILL LYNCH & CO.

                             GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                             SALOMON BROTHERS INC

                               FEBRUARY 5, 1996

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